Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2026, relating to the consolidated financial statements of biote Corp. and subsidiaries, appearing in the Annual Report on Form 10-K of biote Corp. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 14, 2026